Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Kali Fry
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-3036
	kim_watkins@intuit.com	kali_fry@intuit.com

Intuit Reiterates Full Fiscal Year 2022 Revenue Guidance Based on Strong Momentum; Expects Second Quarter Revenue to Reflect Slower Forming Tax Season

MOUNTAIN VIEW, Calif. - February. 14, 2022 - Intuit Inc. (Nasdaq: INTU), the global technology platform that makes TurboTax, QuickBooks, Mint, Credit Karma and Mailchimp, today reiterated full fiscal year 2022 revenue guidance. Revenue for its second fiscal quarter is expected to be lower than previous guidance due to a slower forming tax season.

Intuit expects to report second quarter revenue at an all-time high for both the Small Business and Self-Employed Group and Credit Karma. The company plans to report GAAP and non-GAAP results for the second quarter and refresh its previously issued full year guidance on February 24, 2022 after completing the purchase price allocation for the acquisition of Mailchimp, which closed on November 1, 2021. Mailchimp is the largest transaction in the company’s history.

"We continue to see strong momentum across the company with Small Business and Credit Karma expected to deliver record high revenues for the quarter with tax on track to deliver full year fiscal 2022 revenue guidance,” said Sasan Goodarzi, Intuit’s chief executive officer. “We remain confident that our innovations will transform the assisted category and will accelerate growth in underpenetrated segments.”

The company expects to report full GAAP and non-GAAP results for the second quarter on February 24. Reflecting the slow forming tax season, the company now expects to report the following for the second fiscal quarter ended January 31:
•Revenue of $2.660 billion to $2.665 billion, down from the prior range of $2.719 billion to $2.749 billion.
•Small Business & Self-Employed revenue of $1.575 billion to $1.580 billion, up from $1.078 billion the prior year.

•Credit Karma revenue of $435 million to $440 million.
•Consumer Group revenue of $405 million to $410 million, up from $147 million the prior year.
•ProConnect revenue of $230 million to $235 million, up from $207 million the prior year.

The company expects full year revenue results for Intuit and all business segments to be in line with its guidance issued on November 18, 2021. For fiscal year 2022, the company continues to expect:
•Revenue of $12.165 billion to $12.300 billion, growth of approximately 26 to 28 percent, including Mailchimp as of November 1 and a full year of Credit Karma.
•Excluding Mailchimp, revenue growth of 18 to 20 percent.

About Intuit
Intuit is the global technology platform that helps consumers and small businesses overcome their most important financial challenges. Serving more than 100 million customers worldwide with TurboTax, QuickBooks, Mint, Credit Karma, and Mailchimp, we believe that everyone should have the opportunity to prosper. We never stop working to find new, innovative ways to make that possible. Please visit us for the latest information about Intuit, our products and services, and find us on social.

Cautions About Forward-looking Statements
This press release contains forward-looking statements, including expectations regarding: the timing of when individuals will file their tax returns; forecasts and timing of growth and future financial results of Intuit and its reporting segments; Intuit’s prospects for the business in fiscal 2022 and beyond; timing and growth of revenue from current or future products and services; the impact of acquisitions on our business and strategic priorities; and the timing of Intuit's reporting of financial results and forward-looking guidance.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant global economic instability and uncertainty. These factors include, without limitation, the following: our ability to compete successfully; potential governmental encroachment in our tax businesses; our ability to adapt to technological change; our ability to predict consumer behavior; our reliance on third-party intellectual property; our ability to protect our intellectual property rights; any harm to our reputation; risks associated with acquisition and divestiture activity, including the acquisition and integration of Credit Karma and Mailchimp; the issuance of equity or incurrence of debt to fund an acquisition; our cybersecurity incidents (including those affecting the third parties we rely on); customer concerns about privacy and cybersecurity incidents; fraudulent activities by third parties using our offerings; our failure to process transactions effectively; interruption or failure of our information technology; our ability to maintain critical third-party business relationships; our ability to attract and retain talent; any deficiency in the quality or accuracy of our products (including the advice given by experts on our platform); any delays in product launches; difficulties in processing or filing customer tax submissions; risks associated with international operations; changes to public policy, laws or regulations affecting our businesses; litigation in which we are involved; the seasonal nature of our tax business; changes in tax rates and tax reform legislation; global economic changes; exposure to credit, counterparty and other risks in providing capital to businesses; amortization of acquired intangible assets and impairment charges; our ability to repay or otherwise comply with the terms of our outstanding debt; our ability to repurchase shares or distribute dividends; volatility of our stock price; and our ability to successfully market our offerings. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2021 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Fiscal 2022 full-year guidance speaks only as of the date it was publicly issued by Intuit. In addition, our expectations regarding the second quarter results are based on preliminary financial information about the second quarter and are subject to revision. Although the second quarter is now completed, we are still in the process of our standard financial reporting closing procedures. Other forward-looking statements represent the judgment of the management of Intuit as of the date of this presentation. We do not undertake any duty to update any forward-looking statement or other information in this presentation.